Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (File Nos. 333-107005, 333-39974, 333-33760, 333-80691, 333-28435, 333-20925) of our reports dated March 4, 2005, relating to the financial statements of Pharmaceutical Product Development, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Pharmaceutical Product Development, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Raleigh, North Carolina

March 4, 2005